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                                                                    Exhibit 99.1


                             SUBSCRIPTION AGREEMENT

                           PLATINUM SUPERYACHTS, INC.

                              A NEVADA CORPORATION

     Platinum SuperYachts, Inc. (the "Company"), hereby agrees to issue and sell 14,970,000 shares of common stock of the Company (the "Shares") and Santeo Financial Corporation, a Canadian corporation (the "Purchaser"), hereby agrees to purchase the Shares as follows:

     1. Purchase Price. The aggregate purchase price for the Shares shall be $149,700 (the "Purchase Price"), which shall be payable by cancellation of monies owed by the Company to Purchaser.

     2. Representations and Warranties. Purchaser hereby represents and warrants as follows, all of which representations and warranties are being relied upon by the Company and will survive the acquisition of the Shares by Purchaser:

          2.1. Purchaser is not acquiring the Shares for resale or further distribution to any person, corporation or other entity;

          2.2. Purchaser, and Purchaser's advisers, have had a reasonable opportunity to ask questions of and receive answers from the Company, or persons acting on the Company's behalf, concerning the Company and the Shares, and all such questions have been answered to the full satisfaction of Purchaser.

          2.3. Purchaser qualifies as an "Accredited Purchaser", as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

          2.4. Purchaser's financial condition is such that (a) Purchaser has adequate means of providing for Purchaser's current needs and possible personal contingencies, (b) Purchaser has no need for liquidity in this investment, (c) Purchaser is able to bear the substantial economic risks of an investment in the Shares for an indefinite period of time, and (d) at the present time, Purchaser could afford a complete loss of his or her investment in the Shares.

          2.5. Purchaser understands that the Shares as an investment involve a high degree of risk.

          2.6. Purchaser acknowledges and understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon an exemption from registration for non-public, offerings and certain related factors. Purchaser understands that the Shares may not be sold and must be held indefinitely unless subsequently registered under the Act (and qualified under any applicable state securities laws) or the Company receives the written opinion of counsel acceptable to the Company that an exemption from registration (and qualification) is available. Purchaser further understands that the Company is under no obligation, nor has any intention, to register (and qualify) the Shares on Purchaser's behalf or to assist Purchaser in complying with any exemption from registration (and qualification).


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          2.7. Purchaser directly, or through Purchaser's purchaser
representative, has such knowledge and experience in financial, tax, and business matters in order (i) to enable Purchaser or the purchaser representative to use the information made available to Purchaser to fully evaluate the risks associated with such an investment, (ii) to evaluate the merits and risks of Purchaser's prospective investment, (iii) to make an informed investment decision, (iv) to protect Purchaser's interests in connection with the subject investment, and (v) to determine whether an investment in the Shares is appropriate for Purchaser.

          2.8. Purchaser, if a corporation, partnership, limited liability company, trust, or other legal entity, is authorized and otherwise duly qualified to purchase and hold the Shares. Purchaser, if a corporation, partnership, limited liability company, trust, or other legal entity, has its principal place of business as set forth on the signature page of this Subscription Agreement and has not been formed for the specific purpose of acquiring the Shares.

          2.9. Purchaser has a pre-existing personal or business relationship with one or more of the officers or directors of the Company or has the means and experience of evaluating investment opportunities of this nature by reason of his business or financial experience or the business or financial experience of his professional advisers who are unaffiliated with the Company.

     3. Indemnification. Purchaser acknowledges that Purchaser understands the meaning and legal consequences of the representations, warranties and covenants set forth in Section 2 hereof and that the Company has relied and will rely upon such representations, warranties, covenants and certifications, and Purchaser hereby agrees to indemnify and hold harmless the Company and its officers, directors, controlling persons, agents and employees, from and against any and all loss, damage or liability, joint or several, and any action in respect thereof, to which any such person may become subject due to or arising out of Purchaser's breach of any such representation, warranty or covenant or the inaccuracy of such certifications. Notwithstanding the foregoing, however, no representation, warranty, acknowledgment or agreement made herein by Purchaser shall in any manner be deemed to constitute a waiver of any rights granted to Purchaser under federal or state securities laws.

     4. Governing Law. This Purchase Agreement will be governed by and construed in accordance with the laws of the State of Nevada. This Purchase Agreement is made and to be performed in Carson City County, Nevada.

     5. Headings. The headings of this Purchase Agreement have been included only for convenience, and may not in any manner modify or limit any of the provisions of this Purchase Agreement, or be used in any manner in the interpretation of this Purchase Agreement.

     6. Successors-in-Interest and Assigns. Purchaser may not assign or delegate to any other person this Purchase Agreement or any rights or obligations hereunder. Subject to the foregoing restriction on transferability, this Purchase Agreement will be binding upon and will inure to the benefit of the successors-in-interest and assigns of each party hereto.


                                         COMPANY:

                                         Platinum SuperYachts, Inc.,
                                         a Nevada corporation

                                         By: /s/ Ron Ruskowsky
                                             ---------------------------------
                                             Ron Ruskowsky, President


                                         PURCHASER:

                                         Santeo Financial Corporation,
                                         a Canadian corporation

                                         By: /s/ Ron Ruskowsky
                                             ---------------------------------
                                             Ron Ruskowsky, President


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